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                                EXHIBIT 99.(a)(3)

                    FORM OF TRANSACTION WEB SITE ANNOUNCEMENT

On April 22, 2002, Lucent announced a voluntary Stock Option Exchange Offer. Starting today, you can access the Lucent Exchange Offer Transaction Web Site on LUCID, a secure internal transaction site at Lucent.

The Exchange Offer Transaction Web Site will permit you to view your personal stock option summary, see the effect of each election choice on the number of shares covered by your outstanding options, perform simple modeling, and for United States employees, submit your election online.

For security purposes, the Exchange Offer Transaction Web Site is only accessible from behind Lucent's firewall. You will be required to provide your NT password to obtain access.

To access the Exchange Offer Transaction Web Site, use the following URL:

[LINK TO EXCHANGE OFFER TRANSACTION WEB SITE]

Details about who is eligible to participate in the exchange offer and which stock options are eligible for exchange are contained in the Offer to Exchange. The Offer to Exchange and other related materials can be found at [web site link].